Exhibit 99.1
News Release
Amkor Reports Fourth Quarter and Full Year 2008 Results
Chandler, AZ (February 12, 2009) — Amkor Technology, Inc., (NASDAQ: AMKR) today reported financial results for the fourth quarter and full year ended December 31, 2008.
Fourth quarter net sales of $549 million were down 24% sequentially from the third quarter and declined 27% from the fourth quarter of 2007. The fourth quarter net loss, which included a goodwill impairment charge, was $623 million, or $3.40 loss per share, compared to $0.15 income per diluted share in the prior quarter and $0.46 income per diluted share in the fourth quarter of 2007.
For the full year 2008, net sales were $2.7 billion and the company had a net loss of $457 million or $2.50 loss per share. For the full year 2007, net sales were $2.7 billion and net income was $220 million, or $1.11 per diluted share.
The net loss for the fourth quarter and full year 2008 included a $671 million goodwill impairment charge, or $3.67 per share, to write off the entire carrying value of the company’s goodwill. This non-cash charge does not affect the company’s liquidity or cash flows from operating activities. Fourth quarter results also included a $36 million gain on extinguishment of debt and a $17 million net foreign currency gain primarily attributable to the depreciation of the Korean won and the resulting revaluation of the company’s Korean employee benefit plan liability.
Commenting on fourth quarter performance, James Kim, chairman and chief executive officer, said, “Difficult business conditions continue to challenge our industry, our customers and our company. Since early 2008 we have been proactively managing our cost structure while continuing to deliver high quality services, and our fourth quarter operating results reflect labor and other cost savings of approximately $18 million from previously implemented cost reduction programs.”
“In view of the continued downturn in global consumer demand, we implemented further cost reduction measures in the first quarter of 2009 that include lowering executive and other employee compensation, additional reductions in employee and contractor headcount, and shortened work weeks. Our cost reduction initiatives and lower volume are expected to reduce our costs by an additional $22 million in the first quarter,” Mr. Kim said.
“Fourth quarter gross margin of 18% was unchanged from the prior quarter,” said Joanne Solomon, chief financial officer. “Gross margin benefited by an estimated $20 million from the strengthening of the U.S. dollar against foreign currencies and a reduction in labor and other costs of $16 million. These benefits were partially offset by the accrual of an additional $12 million for unpaid royalties relating to the final award in the Tessera arbitration issued by the ICC in January 2009.”

Unit shipments in the fourth quarter declined 30% from the prior quarter while sales declined 24% in the same period, reflecting a shift in our mix from traditional leadframe packages to more advanced packages.
Interest expense for the period was $28 million or flat sequentially, after excluding $4 million of interest accrued in the prior quarter for the Tessera arbitration, and was down $2 million from the fourth quarter of 2007. In the fourth quarter of 2008, the company recorded a $36 million gain from the repurchase of $118 million aggregate principal amount of debt due in 2011. To date in 2009, the company repurchased an additional $33 million principal amount of debt due in 2011 and expects to record a related $9 million gain in the first quarter. The aggregate repurchase of $151 million of debt is expected to reduce net interest expense by approximately $12 million through maturity. The company may from time to time continue to purchase its outstanding notes for cash.
“Capital additions were $32 million for the fourth quarter and $342 million for the full year 2008. Capital additions in the fourth quarter were lower than planned due in part to the deferment of purchases into the first quarter of 2009. After taking into account the deferrals from the fourth quarter, we expect our capital additions for the first quarter of 2009 to be approximately $40 million. Because of the significantly reduced level of customer demand we are estimating total capital additions for the full year 2009 of approximately $100 million,” said Solomon.
“While the near term outlook for the semiconductor industry has continued to weaken, our financial position and liquidity remain sound,” added Solomon. “We generated $80 million in free cash flow in the fourth quarter and ended the year with a cash balance of $424 million and total debt of just under $1.5 billion. However, we do not expect to be free cash flow positive in the first quarter of 2009 primarily as a result of $64 million in payments to Tessera and certain employee benefit and separation payments. Other than annual amortizing debt of approximately $55 million, we have no significant debt due until 2011 when the remaining $289 million of our 2.5% convertible and 7.125% senior notes become due.”
Selected operating data for the fourth quarter and full year 2008 is included in a section before the financial tables.

Business Outlook:
Increasing volatility in customer forecasts and limited visibility due to uncertainties in the U.S. and global economies have increased the risk that our actual results may differ from our expectations. Based upon the latest available information, we have the following expectations for the first quarter of 2009:
•	Sales — down 30% to 38% from the fourth quarter of 2008

•	Gross Margin — between 5% and negative 2%

•	Net Loss — in the range of $0.34 to $0.49 per share.
The outlook for gross margin and net loss includes the impact of anticipated charges in the first quarter of 2009 related to employee workforce reductions. The charges to cost of sales for these reductions are expected to be approximately $6 million. Our guidance for first quarter net loss also includes an estimated $9 million gain from debt repurchases to date and the related interest savings.
Conference Call Information
Amkor will conduct a conference call on February 12, 2009 at 5:00 p.m. eastern time. This call is being webcast by Thomson Financial and can be accessed at Amkor’s web site at www.amkor.com. You may also access the call by dialing 303-228-2960. A replay of the call will be made available at Amkor’s web site or by dialing 303-590-3000 (access passcode #11124867).
The webcast is also being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the following: expectations regarding further weakening in demand; expectations regarding reduced costs in the first quarter of 2009; expected gains and reduced interest expense associated with debt repurchases; our anticipated level of debt repayment; the expected dollar amount of our capital additions; our statements regarding the outlook for the semiconductor industry and our financial position and liquidity; and the statements made under Business Outlook including those regarding sales, gross margin and net loss per share. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; deteriorating market conditions; the effect of the financial crisis on credit markets, financial institutions, customers, suppliers and consumers; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital additions; the effects of a recession in the U.S. and other economies worldwide; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; our ability to reduce costs; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Company Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q4 2008	Q3 2008	Q4 2007	2008	2007
Sales Data:
Packaging services:
Wirebond — leadframe	27%	29%	31%	28%	33%
Wirebond — laminate	41%	40%	40%	40%	39%
Flip chip and wafer level processing	20%	20%	18%	20%	17%

Packaging services	88%	89%	89%	88%	89%
Test services	12%	11%	11%	12%	11%

Total sales	100%	100%	100%	100%	100%

Packaged units (in millions):
Wirebond — leadframe	1,308	1,957	1,785	6,593	6,805
Wirebond — laminate	310	390	395	1,376	1,350
Flip chip and wafer level processing	131	157	154	597	415

Total packaged units	1,749	2,504	2,334	8,566	8,570

Net sales from top ten customers	52%	49%	49%	50%	47%
Capacity utilization	61%	86%	86%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	43%	42%	40%
Consumer	33%	33%	34%
Computing	16%	15%	17%
Other	8%	10%	9%

Total	100%	100%	100%

	Q4 2008	Q3 2008	Q4 2007	2008	2007
	(in millions, except per share data)
Earnings per Share Data:
Net (loss) income — basic	$(623)	$29	$94	$(457)	$220
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	—	1	1	—	5
Interest on 6.25% convertible notes due 2013, net of tax	—	2	2	—	6

Net (loss) income — diluted	$(623)	$32	$97	$(457)	$231

Weighted average shares outstanding — basic	183	183	182	183	181
Effect of dilutive securities:
Stock options	—	1	1	—	2
2.5% convertible notes due 2011	—	13	13	—	13
6.25% convertible notes due 2013	—	13	13	—	13

Weighted average shares outstanding — diluted	183	210	209	183	209

Net (loss) income per common share:
Basic	$(3.40)	$0.16	$0.52	$(2.50)	$1.22

Diluted	$(3.40)	$0.15	$0.46	$(2.50)	$1.11

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q4 2008	Q3 2008	Q4 2007	2008	2007
	(in millions)
Capital Investment Data:
Property, plant and equipment additions	$32	$92	$101	$342	$294
Net change in related accounts payable and deposits	37	34	(25)	44	(58)

Purchases of property, plant and equipment	$69	$126	$76	$386	$236

Depreciation and amortization	$80	$79	$72	$310	$283

Free Cash Flow Data:
Net cash provided by operating activities	$149	$173	$189	$606	$603
Less purchases of property, plant and equipment	(69)	(126)	(76)	(386)	(236)

Free cash flow*	$80	$47	$113	$220	$367

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Net sales	$548,712	$746,888	$2,658,602	$2,739,445
Cost of sales	451,088	543,976	2,096,864	2,057,572

Gross profit	97,624	202,912	561,738	681,873

Operating expenses:
Selling, general and administrative	58,399	62,142	251,756	254,365
Research and development	13,192	10,720	56,227	41,650
Goodwill impairment	671,117	—	671,117	—
Gain on sale of real estate and specialty test operations	—	—	(9,856)	(4,833)

Total operating expenses	742,708	72,862	969,244	291,182

Operating (loss) income	(645,084)	130,050	(407,506)	390,691

Other (income) expense:
Interest expense, net	26,114	28,489	109,980	124,099
Interest expense, related party	1,563	1,562	6,250	6,250
Foreign currency (gain) loss	(16,957)	1,015	(61,057)	8,961
(Gain) loss on debt retirement, net	(35,987)	1	(35,987)	15,876
Other (income) expense, net	(49)	1,632	(1,004)	668

Total other (income) expense	(25,316)	32,699	18,182	155,854

(Loss) income before income taxes and minority interests	(619,768)	97,351	(425,688)	234,837
Income tax expense	5,237	3,024	31,788	12,597

(Loss) income before minority interests	(625,005)	94,327	(457,476)	222,240
Minority interests, net of tax	1,927	(663)	781	(2,376)

Net (loss) income	$(623,078)	$93,664	$(456,695)	$219,864

Net (loss) income per common share:
Basic	$(3.40)	$0.52	$(2.50)	$1.22

Diluted	$(3.40)	$0.46	$(2.50)	$1.11

Shares used in computing net (loss) income per common share:
Basic	183,035	181,775	182,734	180,597
Diluted	183,035	209,083	182,734	208,767

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$424,316	$410,070
Restricted cash	4,880	2,609
Accounts receivable:
Trade, net of allowances	259,630	393,493
Other	14,183	4,938
Inventories	134,045	149,014
Other current assets	23,862	27,290

Total current assets	860,916	987,414

Property, plant and equipment, net	1,473,763	1,455,111
Goodwill	—	673,385
Intangibles, net	11,546	20,321
Investments	—	3,019
Restricted cash	1,696	1,725
Other assets	36,072	51,631

Total assets	$2,383,993	$3,192,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$54,609	$152,489
Trade accounts payable	241,684	359,313
Accrued expenses	258,449	165,271

Total current liabilities	554,742	677,073

Long-term debt	1,338,751	1,511,570
Long-term debt, related party	100,000	100,000
Pension and severance obligations	116,789	208,387
Other non-current liabilities	30,548	33,935

Total liabilities	2,140,830	2,530,965

Minority interests	6,024	7,022

Stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 183,035 in 2008 and 181,799 in 2007	183	182
Additional paid-in capital	1,496,976	1,482,186
Accumulated deficit	(1,278,221)	(821,526)
Accumulated other comprehensive income (loss)	18,201	(6,223)

Total stockholders’ equity	237,139	654,619

Total liabilities and stockholders’ equity	$2,383,993	$3,192,606

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Twelve Months Ended
	December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(456,695)	$219,864
Goodwill impairment	671,117	—
Depreciation and amortization	309,920	283,267
(Gain) loss on debt retirement, net	(35,987)	6,876
Other operating activities and non-cash items	21,730	9,055
Changes in assets and liabilities	95,733	84,368

Net cash provided by operating activities	605,818	603,430

Cash flows from investing activities:
Purchases of property, plant and equipment	(386,239)	(236,240)
Proceeds from the sale of property, plant and equipment	15,480	5,192
Proceeds from sale of investment	2,460	—
Proceeds from specialty test operations	—	1,717
Other investing activities	(3,081)	(1,968)

Net cash used in investing activities	(371,380)	(231,299)

Cash flows from financing activities:
Borrowings under revolving credit facilities	619	86,150
Payments under revolving credit facilities	(633)	(109,296)
Proceeds from issuance of long-term debt	—	300,000
Payments for debt issuance costs	—	(3,441)
Payments of long-term debt, including redemption premium payment	(233,814)	(518,913)
Proceeds from issuance of stock through stock compensation plans	10,203	37,050

Net cash used in financing activities	(223,625)	(208,450)

Effect of exchange rate fluctuations on cash and cash equivalents	3,433	1,695

Net increase in cash and cash equivalents	14,246	165,376
Cash and cash equivalents, beginning of period	410,070	244,694

Cash and cash equivalents, end of period	$424,316	$410,070